As filed with the securities and Exchange Commission on September 3, 1998
                                                 Registration No.

================================================================================
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    Form S-8
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933


                             THE VINCAM GROUP, INC.
             (Exact name of registrant as specified in its charter)


              Florida                                  59-2452823
    (State or other jurisdiction of                 (I.R.S. Employer
    incorporation or organization)                 Identification No.)


                 2850 Douglas Road, Coral Gables, Florida 33134
               (Address of Principal Executive Offices, Zip Code)


              The Vincam Group, Inc. 1998 Long Term Incentive Plan
                            (Full title of the plan)

Elizabeth J. Marston, Esq.                   Copies of Communications to:
Vice President and General Counsel           Ira N. Rosner, P.A.
The Vincam Group, Inc.                       Steel Hector & Davis LLP
2850 Douglas Road                            200 South Biscayne Boulevard
Coral Gables, Florida 33134                  Suite 4000
(305) 460-2350                               Miami, Florida 33131-2398
(Name, address, and telephone number,        (305) 577-2919
including area code, of agent for service)


                         CALCULATION OF REGISTRATION FEE

============================== ============== ========================= ========================== =================
Title of Securities              Amount to        Proposed Maximum          Proposed Maximum          Amount of
to be Registered               be Registered  Offering Price Per Unit   Aggregate Offering Price   Registration Fee
                                                        (1)                        (1)
------------------------------ -------------- ------------------------- -------------------------- -----------------
Common Stock, $ .001 par        900,000 (2)            $10.00                 $9,000,000.00            $2,655.00
value
------------------------------ -------------- ------------------------- -------------------------- -----------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h)(1) under the Securities Act of 1933, based upon the average of the high and low prices of such Common Stock on September 1, 1998 on the NASDAQ National Market.

(2) This Registration Statement also relates to such indeterminate number of additional Common Shares of the Registrant as may be issuable as a result of stock splits, stock dividends, recapitalizations, mergers, reorganizations, combinations or exchange of shares or other similar events.

This Registration Statement shall become effective upon filing with the Securities and Exchange Commission in accordance with Section 8(a) of the Securities Act of 1933, as amended, and Rule 462 promulgated thereunder.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS


Item 1.  Plan Information.

     Not required to be filed with the Securities and Exchange Commission (the "Commission").

Item 2.  Registrant Information and Employee Plan Annual Information.

     Not required to be filed with the Commission.


                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.  Incorporation of Documents by Reference.

     The following documents filed or to be filed by The Vincam Group, Inc. (the "Registrant") with the Commission are incorporated herein by reference:

  1. The Registrant's   Annual  Report  on Form 10-K for the year ended December
     31, 1997 filed on March 31, 1998, as amended by Form 10-K/A No. 1 filed on April 9, 1998 (Commission File No. 000-28148).

  2. The Registrant's Amendment No. 1 to its Current Report on Form 8-K dated December 1, 1997 and filed on January 20, 1998 (Commission file No. 000-28148).

  3. The Registrant's Proxy Statement dated April 22, 1998 and filed on April 13, 1998 (Commission File No. 000-28148).

  4. The Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998 filed on May 15, 1998 (Commission file No. 000-28148).

  5. The Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998 filed on August 14, 1998 (Commission file No. 000-28148).

  6. The description of the Registrant's Common Stock to be offered pursuant to the 1998 Long Term Incentive Plan which is contained in its Registration Statement on Form 8-A dated April 4, 1996 (Commission File No. 000-28148), including all amendments and reports filed for the purpose of updating such description.

  7. All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year covered by the document referred to in (1) above.

     All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

     Any statement contained in this Registration Statement, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.


Item 4.  Description of Securities.

     Not applicable.


Item 5.  Interests of Named Experts and Counsel.

     None.


Item 6.  Indemnification of Directors and Officers.

     Florida Business Corporation Act. Section 607.0850(1) of the Florida Business Corporation Act (the "FBCA") provides that a Florida corporation, such as the Registrant, shall have the power to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation), by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if such person acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such conduct was unlawful.

     Section 607.0850(2) of the FBCA provides that a Florida corporation shall have the power to indemnify any person, who was or is a party to any proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof. Such indemnification shall be authorized if such person acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made under this subsection in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

     Section 607.0850 of the FBCA further provides that: (i) to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any proceeding referred to in subsection
(1) or subsection (2) thereof, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses actually and reasonably incurred by such person in connection therewith; (ii) indemnification provided pursuant to Section 607.0850 is not exclusive; and (iii) the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against such person or incurred by such person in any such capacity or arising out of such person's status as such whether or not the corporation would have the power to indemnify such person against such liabilities under Section 607.0850.

     Notwithstanding the foregoing, Section 607.0850 of the FBCA provides that indemnification or advancement of expenses shall not be made to or on behalf of any director, officer, employee or agent if a judgment or other final adjudication establishes that such person's actions, or omissions to act, were material to the cause of action so adjudicated and constitute: (a) a violation of the criminal law, unless the director, officer, employee or agent had reasonable  cause  to  believe  such  person's  conduct  was  lawful  or  had no reasonable cause to believe such person's conduct was unlawful; (b) a transaction from which the director, officer, employee or agent derived an improper personal benefit; (c) in the case of a director, a circumstance under which the liability provisions regarding unlawful distributions are applicable; or (d) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

     Section 607.0831 of the FBCA provides that a director of a Florida corporation is not personally liable for monetary damages to the corporation or any other person for any statement, vote, decision or failure to act, regarding corporate management or policy, by a director, unless: (a) the director breached or failed to perform such director's duties; and (b) the director's breach of, or failure to perform, those duties constitutes: (1) a violation of criminal law, unless the director had reasonable cause to believe such director's conduct was lawful or had no reasonable cause to believe such director's conduct was unlawful; (2) a transaction from which the director derived an improper personal benefit, either directly or indirectly; (3) a circumstance under which the liability provisions regarding unlawful distributions are applicable; (4) in a proceeding by or in the right of the corporation to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of the corporation or willful misconduct; or (5) in a proceeding by or in the right of someone other than the corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety or property.

     Articles and Bylaws. Article XI of the Registrant's Amended and Restated Articles of Incorporation and Article VIII of the Registrant's Amended and Restated Bylaws provide that the Registrant shall, to the fullest extent permitted by law, indemnify all directors of the Registrant, as well as any officers or employees of the Registrant to whom the Registrant has agreed to grant indemnification.

     Director and Officer Liability Insurance. In addition to the foregoing, the Registrant has obtained a director and officer liability insurance policy insuring directors and officers of the Registrant against certain liabilities.

     Indemnification under the Plans. With respect to the 1998 Long Term Incentive Plan (the "Incentive Plan"), the members of the Committee of the Board of Directors of the Registrant (the "Board") which administers the Incentive Plan (the "Stock Option Committee") and any officer or employee acting on behalf of the Stock Option Committee shall be fully indemnified and protected by the Registrant, to the fullest extent permitted by law, with respect to any action, determination or interpretation relating to the Incentive Plan taken or made in good faith and shall not be personally liable for any action, determination or interpretation taken or made in good faith with respect to the Incentive Plan.

Item 7.  Exemption from Registration Claimed.

     Not applicable.

Item 8.  Exhibits.

     (a) *3.1 Amended and Restated Articles of Incorporation of the Registrant, incorporated herein by reference to Exhibit 3.1 filed as part of the Registrant's Form 10-Q for the quarterly period ended September 30, 1996 (Commission File No. 000-28148).

         *3.2 Amended and Restated Bylaws of the Registrant, incorporated herein by reference to Exhibit 3.2 filed as part of the Registrant's Form 10-Q for the quarterly period ended September 30, 1996 (Commission File No. 000-28148).

         *4.1 Form of certificate for shares of the Registrant's Common Stock, incorporated herein by reference to Exhibit 4.1 filed as part of Amendment No. 1 to the Registrant's Registration Statement on Form S-1, filed with the Commission on March 29, 1996 (Registration Statement File No. 333-1594).

         *4.2 The Vincam Group, Inc.'s 1998 Long Term Incentive Plan incorporated by reference to Appendix B filed as part of the Registrant's Proxy Statement dated April 22, 1998 and filed April 13, 1998 (Commission File No. 000-28148).

            5  Opinion of Steel Hector & Davis LLP.

         23.1  Consent of PricewaterhouseCoopers LLP.

         23.2  Consent of Ernst & Young LLP.

         23.3  Consent of Howe, Riley & Howe Professional Corporation.

         23.4  Consent of Plante & Moran, LLP.

         23.5  Consent of Ehrhardt Keefe Steiner & Hottman PC.

         23.6  Consent of Steel Hector & Davis LLP is included in Exhibit 5.

           24 Power of Attorney (included on signature pages of this Registration Statement).

*  Incorporated by reference as indicated.

Item 9.  Undertakings.

     (a) The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which it offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Coral Gables, State of Florida, on this 2nd day of September, 1998.


                                                     THE VINCAM GROUP, INC.,
                                                     a Florida corporation


                                                 By: /S/ CARLOS A. SALADRIGAS
                                                     ---------------------------
                                                     Carlos A. Saladrigas
                                                     Chairman of the Board
                                                     and Chief Executive Officer









                            [continued on next page]

                        POWER OF ATTORNEY AND SIGNATURES

         Each person whose signature appears below constitutes and appoints John
T. Carlen and Carlos A. Rodriguez, or either of them, as his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution for him and in his name, place and stead in any and all capacities to execute in the name of each such person who is then an officer or director of the Registrant any and all amendments (including post-effective amendments) to this Registration Statement and to file the same with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them full power and authority to do and perform each and every act and thing required or necessary to be done in and about the premises as fully as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated:


Signature                   Title                              Date


/S/ CARLOS A. SALADRIGAS    Chairman   of  the  Board and      September 2, 1998
Carlos A. Saladrigas        Chief Executive Officer (Chief
                            Executive Officer)


/S/ JOSE M. SANCHEZ         Vice Chairman of the Board         September 2, 1998
Jose M. Sanchez


/S/ CARLOS A. RODRIGUEZ     Chief Financial Officer,           September 2, 1998
Carlos A. Rodriguez         Senior Vice-President--
                            Finance and Administration
                            (Principal Financial Officer)


/S/ MARTINIANO J. PEREZ     Vice President and Controller      September 2, 1998
Martiniano J. Perez         (Principal Accounting Officer)


                            Director
Howard E. Cox, Jr.


                            Director
Charles M. Hazard, Jr.


/S/ JOHN H. MCARTHUR        Director                           September 2, 1998
John H. McArthur

                                  EXHIBIT INDEX


        Exhibit
          No.

            5  Opinion of Steel Hector & Davis LLP.

         23.1  Consent of PricewaterhouseCoopers LLP.

         23.2  Consent of Ernst & Young LLP.

         23.3  Consent of Howe, Riley & Howe Professional Corporation.

         23.4  Consent of Plante & Moran, LLP.

         23.5  Consent of Ehrhardt Keefe Steiner & Hottman PC.

         23.6  Consent of Steel Hector & Davis LLP is included in Exhibit 5.

                                    EXHIBIT 5




                                            September 2, 1998

The Vincam Group, Inc.
2850 Douglas Road
Coral Gables, Florida  33134

Ladies and Gentlemen:

     We have acted as special counsel to The Vincam Group, Inc. (the "Company") in connection with the preparation and filing with the Securities and Exchange Commission, on or about the date hereof, of a registration statement on Form S-8 (the "Registration Statement"). The Registration Statement relates to the offering of up to 900,000 shares of Common Stock, par value $.001 per share, of the Company (the "Shares"), pursuant to the terms of the Company's 1998 Long Term Incentive Plan (the "Plan").

     In connection therewith, we have examined the Company's Amended and Restated Articles of Incorporation and the Company's Amended and Restated Bylaws, each as amended to the date hereof; resolutions adopted by the Board of Directors of the Company providing, among other things, for the issuance of the Shares and the filing of the Registration Statement; and such other corporate documents and records, certificates of public officials and questions of law as we deemed necessary or appropriate for the purposes of this opinion. We have also reviewed the relevant statutory provisions of the Florida Business Corporation Act, and such other legal authority in Florida as we have deemed relevant.

    Based upon and subject to the foregoing and the other qualifications, limitations and assumptions contained herein, we are of the opinion that the Shares, when issued and delivered pursuant to the terms of the Plan, will be validly issued, fully paid and non-assessable.

    We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the reference to us under the caption "Legal Matters" in the Prospectus related thereto.

                                             Very truly yours,


                                             STEEL HECTOR & DAVIS LLP

                                  EXHIBIT 23.1

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of The Vincam Group, Inc., and the Prospectus, of (i) our report dated March 6, 1998 appearing on page 36 of The Vincam Group, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1997, as amended by The Vincam Group, Inc.'s Form 10-K/A No. 1, relating to the financial position of The Vincam Group, Inc. and its subsidiaries at December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997 and (ii) our report dated February 21, 1997, except as to the pooling of interest with Amstaff, Inc., which is as of June 30, 1997, except as to the three-for-two stock split, which is as of November 21, 1997 and except as to the pooling of interest with Staffing Network, Inc., which is as of December 1, 1997, which appears on pages 3-4 of The Vincam Group, Inc.'s Amendment No. 1 to the Current Report on Form 8-K dated December 1, 1997. We also consent to the reference to us under the heading "Experts" in the Prospectus.

PRICEWATERHOUSECOOPERS LLP


Miami, Florida
September 2, 1998

                                  EXHIBIT 23.2

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     We consent to the incorporation by reference in this Registration Statement on Form S-8 of The Vincam Group, Inc., and the prospectus constituting a part thereof, of (i) our report dated March 11, 1997, appearing on page 13 of The Vincam Group, Inc.'s Form 10-K/A No. 1 for the year ended December 31, 1997, relating to the financial statements of Staffing Network, Inc. at December 31, 1996, and for each of the two years in the period ended December 31, 1996, and
(ii) our report dated March 11, 1997, appearing on page F-1 of The Vincam Group, Inc.'s Amendment No. 1 to the Current Report on Form 8-K dated December 1, 1997 (Commission File No. 000-28148), relating to the financial statements of Staffing Network, Inc. at December 31, 1996 and 1995, and for the years then ended. We also consent to the reference to our firm under the heading "Experts" in the prospectus constituting part of this Registration Statement on Form S-8.

ERNST & YOUNG LLP


Manchester, New Hampshire
September 2, 1998

                                  EXHIBIT 23.3


               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     We consent to the incorporation by reference in this Registration Statement on Form S-8 of The Vincam Group, Inc., and the prospectus constituting a part thereof, of our report dated March 2, 1995 appearing on page F-14 of The Vincam Group, Inc.'s Amendment No. 1 to the Current Report on Form 8-K dated December 1, 1997 (Commission File No. 000-28148), relating to the financial statements of Staffing Network, Inc. for the year ended December 31, 1994. We also consent to the reference to us under the heading "Experts" in the prospectus constituting part of this Registration Statement on Form S-8.

HOWE, RILEY & HOWE PROFESSIONAL CORPORATION


Manchester, New Hampshire
September 2, 1998

                                 EXHIBIT 23.4

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     We consent to the incorporation by reference in this Registration Statement on Form S-8 of The Vincam Group, Inc., and the prospectus constituting a part thereof, of our report dated September 10, 1997 appearing on page 14 of The Vincam Group, Inc.'s Form 10-K/A No. 1 for the year ended December 31, 1997, relating to the consolidated financial position of Amstaff, Inc. and its subsidiaries as of December 31, 1996, and their consolidated results of operations and cash flows for each of the two years in the period ended December 31, 1996. We also consent to the reference to our firm under the heading "Experts" in the prospectus constituting part of this Registration Statement on Form S-8.

PLANTE & MORAN, LLP


Bloomfield Hills, Michigan
September 2, 1998

                                  EXHIBIT 23.5

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     We consent to the incorporation by reference in this Registration Statement on Form S-8 of The Vincam Group, Inc., and the prospectus constituting a part thereof, of our report dated January 31, 1997 appearing on page 15 of The Vincam Group, Inc.'s Form 10-K/A No. 1 for the year ended December 31, 1997, relating to the financial position of Staff Administrators, Inc. and Subsidiaries as of December 31, 1996, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 1996. We also consent to the reference to our firm under the heading "Experts" in the prospectus constituting part of this Registration Statement on Form S-8.


EHRHARDT KEEFE STEINER & HOTTMAN PC


Denver, Colorado
September 2, 1998